QuickLinks -- Click here to rapidly navigate through this document

Exhibit 32.1

Certification

        Pursuant to 18 U.S.C. § 1350, the undersigned officer of Cimarex Energy Co. (the "Company"), hereby certifies, to such officer's knowledge, that the Company's Annual Report on Form 10-K for the period ended December 31, 2009 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: February 26, 2010	/s/ F.H. MERELLI
	Name:	F.H. Merelli
	Title:	Chairman of the Board, President and Chief Executive Officer

        The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as a separate disclosure document.

QuickLinks

  Exhibit 32.1
Certification